UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2026

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10285 Science Center Drive

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On June 26, 2026, Arcturus Therapeutics, Inc. (“Arcturus”), a wholly-owned subsidiary of Arcturus Therapeutics Holdings Inc., a Delaware corporation (the “Company”), entered into a series of agreements with Thermo Fisher Scientific Inc. (“Thermo Fisher”) and certain of Thermo Fisher’s affiliates to establish a strategic collaboration for the provision of contract development and manufacturing organization (“CDMO”) and contract research organization (“CRO”) services in connection with the development of ARCT-032, the Company’s investigational mRNA therapeutic for cystic fibrosis (“CF”). The collaboration is structured through (i) a Master Services Agreement (the “MSA”) between Thermo Fisher and Arcturus and (ii) a Project Addendum for Development Services between Patheon UK Limited, a Thermo Fisher affiliate (“Patheon”), and Arcturus (the “Project Agreement”, and together with the MSA, the “Transaction Documents”).

Master Services Agreement

The MSA establishes the framework under which Thermo Fisher and its affiliates will provide CRO and CDMO services to Arcturus from time to time pursuant to the Project Agreement and any additional individual project addendums. CRO services will be provided through PPD, Inc., Thermo Fisher’s affiliated contract research organization (“PPD”), and CDMO services will be provided through Thermo Fisher’s Pharma Services division. Under the MSA, Thermo Fisher will contribute up to $40 million of clinical manufacturing services for ARCT-032, and Arcturus will engage PPD for up to $40 million in CRO services. Upon regulatory approval of ARCT-032, Thermo Fisher would receive exclusive commercial manufacturing rights for the product for a specified duration, on terms to be set forth in a definitive commercial supply agreement to be negotiated in good faith by the parties. Arcturus may engage an alternative manufacturer only if Thermo Fisher is unable to supply, limited solely to the quantities and duration necessary to address the supply shortfall. The MSA has an initial term of five years from the effective date and automatically renews for successive one-year periods unless either party provides at least 90 days’ prior written notice of non-renewal.

Project Agreement

Under the Project Agreement, the services to be provided include technical transfer, engineering batches, manufacture of clinical trial materials, manufacture of process performance qualification batches, open-label extension batches, drug product fill and finish, product release, and stability studies. The Project Agreement remains in effect from its effective date until the completion of all services or earlier termination under the MSA.

The foregoing descriptions of the MSA and the Project Agreement, do not purport to be complete and are qualified in their entirety by reference to the full text of each such agreement, copies of which the Company intends to file with the Securities and Exchange Commission (the “SEC”) as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

Item 7.01	Regulation FD Disclosure.

On July 2, 2026, the Company issued a press release announcing the transactions described herein (the “Press Release”). A copy of the Press Release is furnished herewith as Exhibit 99.1.

The information set forth in this Item 7.01 of this Current Report on Form 8-K, including the Press Release, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. In addition, this information shall not be deemed incorporated by reference into any of the Company’s filings with the SEC, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 2, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: July 2, 2026

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer